Exhibit (a)(5)(E)
[FORM OF SUMMARY ADVERTISEMENT]
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated January 27, 2009 (as defined below), and any amendments or supplements thereto, and the related Letter of Transmittal (as defined below), and any amendments or supplements thereto, and is being made to all holders of Shares. MDCO (as defined below) and Offeror (as defined below) are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of any jurisdiction. If MDCO and Offeror become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, MDCO and Offeror will make a good faith effort to comply with such statute. If, after a good faith effort, MDCO and Offeror cannot comply with the statute of the jurisdiction, MDCO and Offeror will not make the Offer to, nor accept for payment Shares tendered by or on behalf of, Targanta’s (as defined below) stockholders in that jurisdiction.
Notice of Offer to Purchase
All Outstanding Shares of Common Stock
of
Targanta Therapeutics Corporation
by
Boxford Subsidiary Corporation
a wholly owned subsidiary of
The Medicines Company
at
$2.00 Per Share Net to the Seller in Cash
plus
Up to $4.55 Per Share in Contingent Cash Payments
     The Medicines Company (“MDCO”), through its wholly owned subsidiary, Boxford Subsidiary Corporation (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Targanta Therapeutics Corporation (“Targanta”), for consideration of (1) $2.00 per Share, net to the seller in cash (such amount or any greater amount per Share paid at closing pursuant to the Offer, the “Closing Consideration”), plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods (the rights to such amount or any greater contingent cash payments per Share that are offered pursuant to the Offer, the “Contingent Payment Rights” and, together with the Closing Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 2009 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Closing Consideration and any amounts paid with respect to Contingent Payment Rights will be subject to any required withholding of taxes, and no interest will be paid thereon. The Contingent Payment Rights will not be transferable, except under very limited circumstances as described in the Offer to Purchase. Holders of record of Shares who tender their Shares directly to Offeror in the Offer will not be obligated to pay brokerage fees or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with those institutions as to whether or not they charge any fee or commission.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED.
     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis (where “on a fully diluted basis” means the number of Shares outstanding, together with the Shares that Targanta may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”). The Offer is also subject to the other terms and conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009 (the “Merger Agreement”), among MDCO, Offeror and Targanta. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), at the effective time of the Merger (the “Effective Time”), Offeror will merge with and into Targanta (the “Merger”). Following the Merger, Offeror’s separate corporate existence will cease and Targanta will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of MDCO. If Offeror or MDCO acquire, together with the Shares owned by any of their respective subsidiaries and affiliates, at least 90% of the outstanding Shares, the Merger Agreement obligates MDCO to cause the Merger to become effective within two business days, without a meeting of Targanta stockholders, in accordance with Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, by virtue of the Merger and without any action on the part of Targanta, Offeror, MDCO or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Targanta as treasury stock or owned by MDCO, Offeror or any subsidiary of Targanta, MDCO or Offeror and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Offer Price. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by the holder will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive only the Offer Price (payable without any interest thereon) in respect of his or her Shares. See Section 11—“Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta” in the Offer to Purchase.
     The board of directors of Targanta has (1) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Targanta and its stockholders, (2) approved the Merger Agreement, the Offer and the Merger and (3) recommended that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.
     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn as, if and when Offeror gives oral or written notice to American Stock Transfer & Trust Company as the depositary for the Offer (the “Depositary”) of Offeror’s acceptance of the Shares for payment pursuant to the Offer. Offeror’s acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between Offeror and the tendering stockholder. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Closing Consideration for the Shares with the Depositary, which will act as agent for tendering Targanta stockholders for the purpose of receiving the Closing Consideration from Offeror and transmitting the Closing Consideration for Shares validly tendered and not properly withdrawn, and by the execution of the Contingent Payment Rights Agreement (the “CPR Agreement”) by MDCO and American Stock Transfer & Trust Company, as rights agent. In all cases, Offeror has agreed to pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (1) certificates representing the Shares (“Share Certificates”) or timely confirmation of the book-entry transfer of the Shares (“Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (2) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, as defined in the Offer to Purchase, in connection with a book-entry transfer, and (3) any other documents that the Letter of Transmittal requires. Any contingent cash payments will be made in accordance with the CPR Agreement that MDCO and American Stock Transfer & Trust Company, as rights agent, will enter into. Offeror and MDCO have included the form of CPR Agreement in the Tender Offer Statement on Schedule TO that Offeror and MDCO have filed with the U.S. Securities and Exchange Commission (“SEC”). The Contingent Payment Rights will not be evidenced by any certificates.
     Offeror may not extend the Expiration Date (as defined below) without the consent of Targanta other than (1) for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares or (2) as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC. If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14—“Conditions of the Offer” of the Offer

to Purchase) have not been satisfied or waived, then Offeror is required to extend the Offer for one or more periods of up to ten business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms. Offeror may, without the consent of Targanta, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following Offeror’s acceptance for payment of Shares in the Offer.
     In addition, Targanta has granted Offeror an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause Offeror to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that Offeror can purchase under this “top-up option” is limited to the number of authorized but unissued Shares and treasury Shares held by Targanta, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants). Offeror may exercise this “top-up option” only if, among other things, the Minimum Condition is satisfied. See Section 11—“Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta” of the Offer to Purchase.
     Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. If Offeror extends the Expiration Date, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the tendering stockholder’s right to withdraw the stockholder’s Shares. “Expiration Date” means 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, unless Offeror extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.
     Other than during a subsequent offering period, tendering stockholders may withdraw Shares that have been previously tendered in the Offer at any time on or prior to the Expiration Date (including any extension of such date and time), and, unless theretofor accepted for payment as provided in the Offer to Purchase, tendering stockholders may also withdraw such Shares at any time after Friday, March 27, 2009. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.
     In order for a withdrawal to be proper and effective, the stockholder must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the stockholder’s name, the number of Shares that the stockholder wants to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from the stockholder’s name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, the stockholder must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution, as defined in the Offer to Purchase, must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Stockholders may not rescind a withdrawal of Shares. Any Shares that are properly withdrawn will not be considered as validly tendered for purposes of the Offer, but may be tendered again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.
     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     Targanta has provided MDCO and Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to Targanta’s stockholders. MDCO and Offeror will mail the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and MDCO and Offeror will furnish the same materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information that Targanta’s stockholders should read carefully and consider before making any decision with respect to the Offer.
     Stockholders may direct questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers set forth below. Stockholders may obtain copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the information agent as set forth below, and they will be furnished promptly at MDCO’s expense. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Offeror will pay all charges and expenses of American Stock Transfer & Trust Company, as depositary for the Offer, Georgeson Inc., as information agent for the Offer, and J.P. Morgan Securities Inc., as dealer manager for the Offer, incurred in connection with the Offer. MDCO will reimburse brokers, dealers, commercial banks, trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding tender offer materials to their customers.
The Information Agent for the Offer is:
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call: 1-212-440-9800
All Others Call Toll-Free: 1-866-257-5108
The Dealer Manager for the Offer is:
J.P. Morgan Securities Inc.
383 Madison Avenue, 5th Floor
New York, New York 10179
Call Toll-Free: 1-877-371-5947
January 27, 2009